As filed with the Securities and Exchange Commission on January 3, 2023

Registration No. 333-85659
Registration No. 333-167265
Registration No. 333-184776
Registration No. 333-238131

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8  REGISTRATION STATEMENT (333-85659)
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8  REGISTRATION STATEMENT (333-167265)
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8  REGISTRATION STATEMENT (333-184776)
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8  REGISTRATION STATEMENT (333-238131)

UNDER
THE SECURITIES ACT OF 1933

KIMCO REALTY CORPORATION
(Exact name of registrant as specified in its charter)

Maryland	13-2744380
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

500 N. Broadway
Suite 201
Jericho, New York 11753
(Address of Principal Executive Offices) (Zip Code)

Kimco Realty Corporation 401(k) Plan
Restated Kimco Realty Corporation 2010 Equity Participation Plan
Kimco Realty Corporation Amended and Restated 2020 Equity Participation Plan
(Full title of the plan)

Bruce M. Rubenstein Executive Vice President, General Counsel and Secretary Kimco Realty Corporation 500 N. Broadway Suite 201 Jericho, New York 11753 (516) 869-9000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Joel H. Trotter, Esq.
Julia A. Thompson, Esq.
R. Charles Cassidy III, Esq.
Latham & Watkins LLP
555 Eleventh Street N.W., Suite 1000
Washington, D.C. 20004
(202) 637-2200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Kimco Realty Corporation, a Maryland corporation (the “Company” or the “Registrant”), files these Post-Effective Amendments to the following Registration Statements on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) (the “Initial Registration Statements”) as the successor registrant to the Predecessor (as defined below):

•	Registration Statement on Form S-8 (File No. 333-85659) filed on August 20, 1999;

•	Registration Statement on Form S-8 (File No. 333-167265) filed on June 2, 2010;

•	Registration Statement on Form S-8 (File No. 333-184776) filed on November 5, 2012; and

•	Registration Statement on Form S-8 (File No. 333-238131) filed on May 8, 2020.

On December 15, 2022, the entity then known as Kimco Realty Corporation, a Maryland corporation (the “Predecessor”) announced that it intended to implement a corporate reorganization (the “Reorganization”) into a new holding company structure commonly referred to as an Umbrella Partnership Real Estate Investment Trust, or UPREIT. Also on December 15, 2022, in connection with the Reorganization, the Predecessor entered into an Agreement and Plan of Merger (the “Merger Agreement”) with New KRC, Corp., a Maryland corporation (“New Kimco”), which was at that time a wholly-owned subsidiary of the Predecessor, and KRC Merger Sub, Corp., a Maryland corporation (“Merger Sub”), which was at that time a wholly-owned subsidiary of New Kimco. Effective as of 12:01 a.m., New York time, on January 1, 2023 (the “Effective Time”), pursuant to the terms of the Merger Agreement, Merger Sub merged with and into the Predecessor, with the Predecessor continuing as the surviving entity and becoming a wholly-owned subsidiary of New Kimco (the “Merger”). At the Effective Time, (a) the separate existence of Merger Sub ceased and (b) each share of capital stock of the Predecessor issued and outstanding immediately prior to the Merger was converted on a one-for-one basis into an equivalent issued and outstanding share of capital stock of New Kimco. In connection with the Reorganization, the Predecessor converted into a limited liability company, organized in the State of Delaware, known as Kimco Realty OP, LLC and New Kimco changed its name to Kimco Realty Corporation, the former name of the Predecessor, and became the successor issuer to the Predecessor pursuant to Rule 12g-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Following the Reorganization, the Registrant is the successor issuer to the Predecessor pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), and Rule 12g-3(a) under the Exchange Act (the “Exchange Act”). Accordingly, the Registrant’s shares of common stock, par value $0.01 per share (the “Common Stock”), are deemed to be registered under Section 12(b) of the Exchange Act and will trade on the New York Stock Exchange under the symbol “KIM.” In connection with the Reorganization, the Registrant assumed the Predecessor’s obligations under the Kimco Realty Corporation 401(k) Plan (the “401(k) Plan”), the Restated Kimco Realty Corporation 2010 Equity Participation Plan (as amended and/or restated from time to time, the “2010 Plan”) and Kimco Realty Corporation Amended and Restated 2020 Equity Participation Plan (as amended and/or restated from time to time, the “2020 Plan”).

In accordance with paragraph (d) of Rule 414 under the Securities Act, the Company hereby expressly adopts the Initial Registration Statements as its own registration statements (except as specifically amended by these Post-Effective Amendments) for all purposes of the Securities Act and the Exchange Act. The information contained in these Post-Effective Amendments sets forth additional information necessary to reflect any material changes made in connection with or resulting from the Reorganization, or necessary to keep the Initial Registration Statements from being misleading in any material respect.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

Not required to be filed with this Registration Statement.

Item 2. Registrant Information and Employee Plan Annual Information.

Not required to be filed with this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Company with the Commission are hereby incorporated by reference in this Registration Statement:

●
the Predecessor’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the Commission on March 1, 2022, including the information specifically incorporated by reference into the Company’s Annual Report on Form 10-K from the Predecessor’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on March 16, 2022;

●
the Predecessor’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2022, June 30, 2022 and September 30, 2022 filed with the Commission on April 29, 2022, July 29, 2022 and October 28, 2022, respectively;

●
the Predecessor’s Current Reports on Form 8-K dated August 3, 2021 (filed with the SEC on August 4, 2021) (as amended by the Predecessor’s Current Report on Form 8-K/A dated August 17, 2021), February 15, 2022, February 16, 2022, February 25, 2022, April 27, 2022, August 8, 2022, August 10, 2022, August 11, 2022, August 24, 2022, December 15, 2022 and January 3, 2023;

●	the Company’s Current Report on Form 8-K12B, filed with the Commission on January 3, 2023; and

●
the description of the Company’s Common Stock contained in the Company’s Registration Statement on Form S-3, filed with the Commission on January 3, 2023, including any subsequently filed amendments and reports updating such description.

All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date hereof (excluding any documents or portions of such documents that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K and any exhibits included with such Items), and prior to the filing of a post-effective amendment that indicates that all the securities offered hereby have been sold or that deregisters the securities offered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference in this Registration Statement will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not required to be filed with this Registration Statement.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

The Maryland General Corporation Law (the “MGCL”) permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The charter of the Company contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

The charter of the Company authorizes it, to the maximum extent permitted by Maryland law, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer or (b) any individual who, while a director of the Company and at the request of the Company, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The bylaws of the Company obligate it, to the maximum extent permitted by Maryland law and without requiring a preliminary determination as to entitlement, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity or (b) any individual who, while a director or officer of the Company and at the request of the Company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity. The charter and bylaws also permit the Company, with the approval of the Company’s Board of Directors, to indemnify and advance expenses to any person who served a predecessor of the Company in any of the capacities described above and to any employee or agent of the Company or a predecessor of the Company.

The MGCL requires a Maryland corporation (unless its charter provides otherwise, which the Company’s charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party to or witness in by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification, and then only for expenses. In addition, the MGCL requires the Company, as a condition to advancing expenses, to obtain (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the Company as authorized by the bylaws and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the standard of conduct was not met.

The Company has also entered into indemnification agreements with each of its directors, executive officers, and such other employees or consultants of the Company or any subsidiary as may be determined from time to time as the Company’s chief executive officer may in his discretion determine.

The indemnification agreements provide that the Company will indemnify each covered person, or indemnitee, against any and all expenses, judgments, penalties, fines and amounts paid in settlement (collectively referred to as losses) actually and necessarily incurred by the indemnitee or on his behalf, to the fullest extent permitted by law, in connection with any present or future threatened, pending or completed proceeding based upon, arising from, relating to or by reason of the indemnitee’s status as a director, officer, employee, agent or fiduciary of the Company or any other entity the indemnitee serves at the request of the Company. The indemnitee will also be indemnified against all expenses actually and reasonably incurred by him in connection with a proceeding if the indemnitee is, by reason of his service to the Company or other entity at the Company’s request, a witness in any such proceeding to which he is not a party.

No indemnification shall be made under the indemnification agreement on account of indemnitee’s conduct in respect of any proceeding charging improper personal benefit to the indemnitee, whether or not involving action in the indemnitee’s official capacity, in which the indemnitee was adjudged to be liable on the basis that personal benefit was improperly received. In addition to certain other exclusions set forth in the indemnification agreement, the Company will also not be obligated to make any indemnity or advance in connection with any claim made against the indemnitee (a) for which payment has been made to the indemnitee under any insurance policy or other indemnity provision, (b) for an accounting of short-swing profits made by indemnitee from securities of the Company within the meaning of Section 16(b) of the Exchange Act, or, subject to certain exceptions, (c) prior to a change in control of the Company, in connection with any proceeding initiated by indemnitee against the Company or its directors, officers, employees or other indemnitees.

The Company will advance, to the extent not prohibited by law, the expenses incurred by the indemnitee (or reasonably expected by the indemnitee to be incurred within three months) in connection with any proceeding. The indemnification agreement provides procedures for determining the indemnitee’s entitlement to indemnification and advancement of expenses in the event of a claim. The indemnitee is required to deliver to the Company a written affirmation of the indemnitee’s good faith belief that the standard of conduct necessary for indemnification by the Company as authorized by law has been met and a written undertaking to reimburse any expenses if it shall ultimately be established that the standard of conduct has not been met.

To the fullest extent permitted by applicable law, if the indemnification provided for in the indemnification agreement is unavailable to the indemnitee for any reason, then the Company, in lieu of indemnifying and holding harmless the indemnitee, shall pay the entire amount of losses incurred by the indemnitee in connection with any proceeding without requiring the indemnitee to contribute to such payment, and the Company further waives and relinquishes any right of contribution it may have at any time against the indemnitee. The Company shall not enter into any settlement of any proceeding in which the Company is jointly liable with the indemnitee (or would be if joined in such proceeding) unless such settlement provides for a full and final release of all claims asserted against the indemnitee. Furthermore, the Company shall fully indemnify and hold harmless the indemnitee from any claims for contribution which may be brought by directors, officers or employees of the Company other than the indemnitee who may be jointly liable with the indemnitee.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Exhibit Number	Description

4.1	Articles of Amendment and Restatement of Kimco Realty Corporation (filed as Exhibit 3.1 to Registrant’s Current Report on Form 8-K12B, filed January 3, 2023, File No. 1-10899).

4.2	Amended and Restated Bylaws of Kimco Realty Corporation (filed as Exhibit 3.2 to Registrant’s Current Report on Form 8-K12B, filed January 3, 2023, File No. 1-10899).

5.1*	Opinion of Venable LLP.

23.1*	Consent of PricewaterhouseCoopers LLP.

23.2*	Consent of Deloitte & Touche LLP.

23.3*	Consent of Venable LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on the signature page of these Post-Effective Amendments).

99.1	Restated Kimco Realty Corporation 2010 Equity Participation Plan (filed as Exhibit 10.6 to Registrant’s Annual Report on Form 10-K, filed February 27, 2017, File No. 1-10899).

99.2	Amendment No. 1 to the Restated Kimco Realty Corporation 2010 Equity Participation Plan (filed as Exhibit 10.7 to Registrant’s Annual Report on Form 10-K, filed February 23, 2018, File No. 1-10899).

99.3	Amendment No. 2 to the Restated Kimco Realty Corporation 2010 Equity Participation Plan (filed as Exhibit 10.7 to Registrant’s Current Report on Form 8-K12B, filed January 3, 2023, File No. 1-10899).

99.4	Kimco Realty Corporation Amended and Restated 2020 Equity Participation Plan (filed as Exhibit 10.8 to Registrant’s Current Report on Form 8-K12B, filed January 3, 2023, File No. 1-10899).

*	Included with this filing.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing these Post-Effective Amendments and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jericho, State of New York, on January 3, 2023.

KIMCO REALTY CORPORATION

By:	/s/ Glenn G. Cohen
Glenn G. Cohen Executive Vice President, Chief Financial Officer and Treasurer

POWER OF ATTORNEY

NOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints jointly and severally, Conor C. Flynn and Glenn G. Cohen and each of them, his or her attorney-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any and all amendments to these Registration Statements on Form S-8 (including post-effective amendments) and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, these Post-Effective Amendments have been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Milton Cooper	Executive Chairman of the Board of	January 3, 2023
Milton Cooper	Directors

/s/ Conor C. Flynn	Director and Chief Executive Officer	January 3, 2023
Conor C. Flynn

/s/ Philip E. Coviello	Director	January 3, 2023
Philip E. Coviello

/s/ Frank Lourenso	Director	January 3, 2023
Frank Lourenso

/s/ Henry T. A. Moniz	Director	January 3, 2023
Henry T. A. Moniz

/s/ Mary Hogan Preusse	Director	January 3, 2023
Mary Hogan Preusse

/s/ Valerie Richardson	Director	January 3, 2023
Valerie Richardson

/s/ Richard B. Saltzman	Director	January 3, 2023
Richard B. Saltzman

/s/ Glenn G. Cohen	Executive Vice President, Chief	January 3, 2023
Glenn G. Cohen	Financial Officer and Treasurer

/s/ Paul Westbrook	Vice President and Chief Accounting	January 3, 2023
Paul Westbrook	Officer